Exhibit 99.1

News Release

Weatherford Announces Fourth Quarter and Full Year 2025 Results
•Fourth quarter revenue of $1,289 million increased 5% sequentially and decreased 4% year-over-year; full year revenue of $4,918 million decreased 11% from prior year
•Fourth quarter operating income of $199 million increased 12% sequentially and increased 1% year-over-year; full year operating income of $756 million decreased 19% from prior year
•Fourth quarter net income of $138 million, a 10.7% margin, increased 70% sequentially and increased 23% year-over-year; full year net income of $431 million, an 8.8% margin, decreased 15% from prior year
•Fourth quarter adjusted EBITDA* of $291 million, a 22.6% margin*, increased 8%, or 74 basis points sequentially and decreased 11%, or 173 basis points, year-over-year; full year adjusted EBITDA* of $1,067 million, a 21.7% margin*, decreased 23% or 337 basis points from prior year
•Fourth quarter cash provided by operating activities of $268 million and adjusted free cash flow* of $222 million; full year cash provided by operating activities of $676 million and adjusted free cash flow* of $466 million
•Shareholder return of $25 million for the quarter, which included dividend payments of $18 million and share repurchases of $7 million; full year shareholder return of $173 million, which included dividend payments of $72 million and share repurchases of $101 million
•Board approved a 10% increase in quarterly cash dividend to $0.275 per share, payable on March 5, 2026, to shareholders of record as of February 6, 2026
•In Kuwait, Weatherford completed the country’s first deployment of the Xpress XTTM liner hanger system with pressure balance technology, demonstrating safe, high-quality execution in high pressure high temperature environments

*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Houston, February 3, 2026 – Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) announced today its results for the fourth quarter of 2025 and full year 2025.
Revenues for the fourth quarter of 2025 were $1,289 million, an increase of 5% sequentially and a decrease of 4% year-over-year. Operating income in the fourth quarter of 2025 was $199 million, an increase of 12% sequentially and an increase of 1% year-over-year. Net income in the fourth quarter of 2025 was $138 million, with a 10.7% margin, an increase of 70%, or 413 basis points, sequentially, and an increase of 23%, or 235 basis points, year-over-year. Adjusted EBITDA* was $291 million, with a 22.6% margin*, an increase of 8% or 74 basis points, sequentially, and a decrease of 11% or 173 basis points, year-over-year. Basic income per share in the fourth quarter of 2025 was $1.92, an increase of 70% sequentially and an increase of 24% year-over-year. Diluted income per share in the fourth quarter of 2025 was $1.91, an increase of 70% sequentially and an increase of 27% year-over-year.
Fourth quarter 2025 cash flows provided by operating activities were $268 million, an increase of 94% sequentially and 8% year-over-year. Adjusted free cash flow* was $222 million, an increase of 124% sequentially and 37% year-over-year. Capital expenditures were $51 million in the fourth quarter of 2025, an increase of 16% sequentially and a decrease of 49% year-over-year.
Revenue for the full year 2025 was $4,918 million, a decrease of 11% from prior year. Operating income for the full year was $756 million, a decrease of 19% from prior year. Net income for the full year was $431 million, a decrease of 15% from prior year. Full year cash flows provided by operations were $676 million, a decrease of 15% from prior year. Adjusted free cash flow* for the full year was $466 million, a decrease of 11% from the prior year. Capital expenditures for the full year 2025 were $226 million, a decrease of 24% from prior year.
Girish Saligram, President and Chief Executive Officer, commented, “I would like to thank our One Weatherford team for delivering a strong fourth quarter performance across the board. Activity upticks in some regions, customer pull forwards on some deliveries, strong collections and excellent execution drove results that exceeded expectations. With a solid balance sheet, comprehensive technology portfolio, a lean business model, continued investments in our workforce and proven customer successes, the new Weatherford continued to deliver on all of its strategic priorities this year successfully. These tangible results clearly demonstrate the organization’s ability to operate effectively in different cycles to deliver sustained value for all the stakeholders. The 10% increase in the quarterly dividend, despite a challenging operating environment, underscores our conviction in our business fundamentals and disciplined execution.
While the overall activity outlook in 2026, particularly in the first half, is expected to remain soft, we see several pockets of growth opportunities across multiple geographies materializing in the second-half. In parallel, our internal initiatives that are focused on optimizing costs and improving productivity will position us well to deliver strong performance despite these subdued market conditions. As activity levels improve in 2027, these initiatives will become a clear driver of value creation through visibly improved financial performance.”
*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Operational & Commercial Highlights
•PDO Oman awarded Weatherford a five-year contract to provide Well Services for the Qarn Alam and South fields in Oman.
•Oxy awarded Weatherford a seven-year contract to provide gas-lift Completions and flow-control accessories in Oman.
•Kuwait Oil Company awarded Weatherford a five-year contract to provide Completion services in Kuwait.
•Turnwell Industries LLC awarded Weatherford a three-year contract to provide Managed Pressure Drilling (“MPD”) services for the unconventional gas Lump Sum Turnkey project in the United Arab Emirates (“UAE”).
•BAPCO Upstream awarded Weatherford a five-year contract to deliver Directional Drilling and Logging While Drilling Services in Bahrain.
•SNGN Romgaz S.A. awarded Weatherford a four-year contract to provide Wireline services in Romania.
•A major operator awarded Weatherford a four-year contract to provide Wireline Perforation and Mechanical Services and a five-year contract to provide Completions services in Romania.
•PTTEP Thailand awarded Weatherford a three-year contract to provide Tubular Running Services (“TRS”) for all onshore operations.
•A major operator in Argentina awarded Weatherford a five-year contract to provide MPD services.
•Petrobras awarded Weatherford a four-year contract to provide Intervention Services & Drilling Tools (“ISDT”) in onshore and offshore Brazil.
•A major operator awarded Weatherford two contracts to provide TRS and Completions in deepwater Nigeria.
•A major operator awarded Weatherford a 52-month contract to provide Fishing packages for Drilling and Completion stages, onshore operations support and Fishing field supervision services for Trion Deepwater project.

Technology Highlights
•Drilling & Evaluation (“DRE”)
◦In Suriname, Weatherford deployed its ModusTM Managed Pressure Well Solution for a major operator on remote exploration wells. The solution mitigated drilling hazards and supported safe, efficient well construction by managing challenging pressure conditions in a complex operating environment.
◦In the UAE, Weatherford deployed the SineWaveTM Image Tool with a competitor’s Bottom Hole Assembly for the first time, delivering high-quality imaging in challenging conditions and securing follow-on work that increased market share in a new field.
•Well Construction and Completions (“WCC”)
◦In Colombia, Weatherford deployed its MSS1500TM Lift Solution to support a deepwater project by handling loads of up to 1,500 tons with no operational delays. The approach minimized downtime, reduced operational risks, preserved scheduled certainty, and delivered meaningful cost savings on a complex offshore project.
◦In Norway, Weatherford completed more than 25 installations of its Plug & Play Liner System with significantly faster execution in challenging well conditions, improving safety and operational efficiency while lowering installation costs and increasing predictability of well delivery.
•Production and Intervention (“PRI”)
◦In Egypt, Weatherford completed the first-ever installation of Permanent Magnet Motor for Petroshahd Petroleum Company on the Shahd SE-57 SR Well. This is the first deployment of its kind in both Egypt and the Middle East region, replacing a conventional induction motor to significantly enhance energy efficiency, reduce fuel consumption and operating costs and lower carbon emissions while improving performance and reliability.
◦In Romania, Weatherford deployed an integrated chemical injection and digital asset management solution for gas production. This system safeguarded pipeline integrity, optimized well performance, reduced deferred production and extended the life of mature gas assets.

Shareholder Return
During the fourth quarter of 2025, Weatherford paid dividends of $18 million and repurchased shares for approximately $7 million, resulting in a total shareholder return of $25 million. For the full year 2025, Weatherford paid dividends of $72 million and repurchased shares for approximately $101 million, resulting in a total shareholder return of $173 million.
On January 26, 2026, our Board declared a cash dividend of $0.275 per share of the Company’s ordinary shares, representing a 10% increase compared to the prior quarterly dividend. The dividend is payable on March 5, 2026, to shareholders of record as of February 6, 2026.
Results by Reportable Segment
Drilling and Evaluation (“DRE”)

	Three Months Ended			Variance				Twelve Months Ended		Variance
($ in Millions)	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Seq.		YoY		Dec 31, 2025	Dec 31, 2024	YoY
Revenue	$340	$346	$398	(2)%		(15)%		$1,371	$1,682	(18)%
Segment Adjusted EBITDA	$83	$83	$96	—%		(14)%		$309	$467	(34)%
Segment Adj EBITDA Margin	24.4%	24.0%	24.1%	42	bps	29	bps	22.5%	27.8%	(523)	bps

Fourth quarter 2025 DRE revenue of $340 million decreased by $6 million, or 2% sequentially, primarily from lower Drilling Services activity in Latin America and Middle East/North Africa/Asia and lower Wireline activity in Europe/Sub-Sahara Africa/Russia, partly offset by higher MPD activity in Latin America and Middle East/North Africa/Asia. Year-over-year DRE revenue decreased by $58 million, or 15%, primarily from lower activity in Latin America, North America and Europe/Sub-Sahara Africa/Russia, partly offset by higher MPD activity in Middle East/North Africa/Asia.
Fourth quarter 2025 DRE segment adjusted EBITDA of $83 million was largely flat sequentially, primarily from higher Wireline activity and fall through in Middle East/North Africa/ Asia, partly offset by lower Drilling-related Services activity. Year-over-year DRE segment adjusted EBITDA decreased by $13 million, or 14%, primarily from lower activity in Latin America, partly offset by higher MPD activity in Middle East/North Africa/Asia.
Full year 2025 DRE revenues of $1,371 million decreased by $311 million, or 18% compared to 2024, primarily due to lower activity in Latin America.
Full year 2025 DRE segment adjusted EBITDA of $309 million decreased by $158 million, or 34% compared to 2024, primarily due to lower activity in Latin America.

Well Construction and Completions (“WCC”)

	Three Months Ended			Variance				Twelve Months Ended		Variance
($ in Millions)	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Seq.		YoY		Dec 31, 2025	Dec 31, 2024	YoY
Revenue	$510	$468	$505	9%		1%		$1,875	$1,976	(5)%
Segment Adjusted EBITDA	$144	$125	$148	15%		(3)%		$515	$564	(9)%
Segment Adj EBITDA Margin	28.2%	26.7%	29.3%	153	bps	(107)	bps	27.5%	28.5%	(108)	bps
Fourth quarter 2025 WCC revenue of $510 million increased by $42 million, or 9% sequentially, primarily from higher Completions activity, partly offset by lower TRS activity in Middle East/North Africa/Asia. Year-over-year WCC revenues increased by $5 million, or 1%, primarily from higher Completions activity in North America, Latin America and Middle East/North Africa/Asia, partly offset by lower Cementation Products activity in Middle East/North Africa/Asia and North America.
Fourth quarter 2025 WCC segment adjusted EBITDA of $144 million increased by $19 million, or 15% sequentially, primarily from higher activity in Latin America and Middle East/North Africa/Asia, partly offset by lower TRS activity in Middle East/North Africa/Asia. Year-over-year WCC segment adjusted EBITDA decreased by $4 million, or 3%, primarily from lower Cementation Products activity in Middle East/North Africa/Asia and North America.
Full year 2025 WCC revenues of $1,875 million decreased by $101 million, or 5% compared to 2024, primarily from lower Cementation Products and Completions activity, partly offset by higher Liner Hangers and Well Services activity.
Full year 2025 WCC segment adjusted EBITDA of $515 million decreased by $49 million, or 9% compared to 2024, primarily due to lower Cementation Products and Completions activity partly offset by higher Liner Hangers activity and fall through.
Production and Intervention (“PRI”)

	Three Months Ended			Variance				Twelve Months Ended		Variance
($ in Millions)	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Seq.		YoY		Dec 31, 2025	Dec 31, 2024	YoY
Revenue	$353	$326	$364	8%		(3)%		$1,340	$1,452	(8)%
Segment Adjusted EBITDA	$73	$59	$78	24%		(6)%		$257	$319	(19)%
Segment Adj EBITDA Margin	20.7%	18.1%	21.4%	258	bps	(75)	bps	19.2%	22.0%	(279)	bps
Fourth quarter 2025 PRI revenue of $353 million increased by $27 million or 8% sequentially, primarily from higher international activity, partly offset by lower ISDT activity in North America. Year-over-year PRI revenue decreased by $11 million, or 3%, primarily from lower Pressure Pumping activity in Latin America due to the sale of our Pressure Pumping business in Argentina, partly offset by higher Artificial Lift and Digital Solutions activity in Middle East/North Africa/Asia.

Fourth quarter 2025 PRI segment adjusted EBITDA of $73 million increased by $14 million, or 24% sequentially, primarily from higher Artificial Lift activity and Digital Solutions activity and fall through partly offset by lower ISDT activity and fall through in Middle East/North Africa/Asia. Year-over-year PRI segment adjusted EBITDA decreased by $5 million, or 6%, primarily from lower ISDT activity in Middle East/North Africa/Asia and Europe/Sub-Sahara Africa/Russia and lower Pressure Pumping activity in Latin America due to the sale of our Pressure Pumping business in Argentina, partly offset by higher Digital Solutions fall through in North America.
Full year 2025 PRI revenues of $1,340 million decreased by $112 million, or 8% compared to 2024, primarily due to lower ISDT activity and lower Pressure Pumping activity due to the sale of our Pressure Pumping business in Argentina, partly offset by higher Sub-sea Intervention activity in Latin America.
Full year 2025 PRI segment adjusted EBITDA of $257 million decreased by $62 million, or 19% compared to 2024, primarily due to lower ISDT activity and lower Pressure Pumping activity due to the sale of our Pressure Pumping business in Argentina, partly offset by higher Sub-sea Intervention activity in Latin America.
Revenue by Geography

	Three Months Ended			Variance		Twelve Months Ended		Variance
($ in Millions)	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024	Seq.	YoY	Dec 31, 2025	Dec 31, 2024	YoY
North America	$249	$243	$261	2%	(5)%	$983	$1,046	(6)%

International	$1,040	$989	$1,080	5%	(4)%	$3,935	$4,467	(12)%
Latin America	248	214	312	16%	(21)%	898	1,393	(36)%
Middle East/North Africa/Asia	556	533	542	4%	3%	2,116	2,123	—%
Europe/Sub-Sahara Africa/Russia	236	242	226	(2)%	4%	921	951	(3)%
Total Revenue	$1,289	$1,232	$1,341	5%	(4)%	$4,918	$5,513	(11)%
North America
Fourth quarter 2025 North America revenue of $249 million increased by $6 million, or 2% sequentially, primarily from higher Completions and Wireline activity in Canada, partly offset by lower Liner Hangers activity in U.S. Land and ISDT activity in U.S. offshore. Year-over-year, North America revenue decreased by $12 million, or 5%, primarily from lower MPD activity in U.S. offshore and Cementation Products and ISDT activity in U.S. land, partly offset by higher Completions activity in Canada.
Full year 2025 North America revenue of $983 million decreased by $63 million, or 6%, compared to 2024, primarily due to lower Cementation Products and ISDT activity in U.S. Land and MPD activity in U.S. offshore, partly offset by higher Completions activity in Canada.

International
Fourth quarter 2025 international revenue of $1,040 million increased by $51 million, or 5% sequentially and decreased by $40 million, or 4% year-over-year, and full year 2025 international revenue of $3,935 million decreased by $532 million or 12%, compared to 2024.
Fourth quarter 2025 Latin America revenue of $248 million increased by $34 million, or 16% sequentially, primarily from higher WCC segment activity in Brazil and Mexico, partly offset by lower Drilling Services activity in Mexico. Year-over-year, Latin America revenue decreased by $64 million, or 21%, primarily from lower activity in Mexico and the sale of our Pressure Pumping business in Argentina, partly offset by higher TRS activity in Brazil.
Full year 2025 revenue of $898 million in Latin America decreased by $495 million, or 36%, compared to 2024, primarily due to lower activity in Mexico and the sale of our Pressure Pumping business in Argentina.
Fourth quarter 2025 Middle East/North Africa/Asia revenue of $556 million increased by $23 million, or 4% sequentially, primarily from higher Completions and Artificial Lift activity partly offset by lower Integrated Services & Projects (“ISP”) activity. Year-over-year, the Middle East/North Africa/Asia revenue increased by $14 million, or 3%, primarily from higher MPD, Liner Hangers and ISP activity partly offset by lower Cementation Products activity.
Full year 2025 revenue of $2,116 million in Middle East/North Africa/Asia decreased by $7 million, or largely flat, compared to 2024, mainly due to lower Cementation Products activity, partly offset by higher Liner Hangers activity.
Fourth quarter 2025 Europe/Sub-Sahara Africa/Russia revenue of $236 million decreased by $6 million, or 2% sequentially, primarily from lower Wireline activity in Europe, partly offset by higher ISDT activity in Europe. Year-over-year, Europe/Sub-Sahara Africa/Russia revenue increased by $10 million, or 4%, primarily from higher ISP and Pressure Pumping activity, partly offset by lower MPD activity in Europe.
Full year 2025 Europe/Sub-Sahara Africa/Russia revenue of $921 million decreased by $30 million, or 3% compared to 2024, due to lower activity across all the segments, partly offset by higher Pressure Pumping and Wireline activity.

About Weatherford
Weatherford delivers innovative energy services that integrate proven technologies with advanced digitalization to create sustainable offerings for maximized value and return on investment. Our world-class experts partner with customers to optimize their resources and realize the full potential of their assets. Operators choose us for strategic solutions that add efficiency, flexibility, and responsibility to any energy operation. The Company conducts business in approximately 75 countries and has approximately 16,700 team members representing approximately 105 nationalities and approximately 305 operating locations. Visit weatherford.com for more information and connect with us on social media.
Conference Call Details
Weatherford will host a conference call on Wednesday, February 4, 2026, to discuss the Company’s results for the fourth quarter and full year ended December 31, 2025. The conference call will begin at 8:30 a.m. Eastern Time (7:30 a.m. Central Time).
Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.
Listeners can participate in the conference call via a live webcast at https://www.weatherford.com/investor-relations/investor-news-and-events/events/ or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Participants should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until February 18, 2026, at 5:00 p.m. Eastern Time. To access the replay, please dial +1 855-669-9658 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 9725775. A replay and transcript of the earnings call will also be available in the investor relations section of the Company’s website.
Contacts
For Investors:
Luke Lemoine
Senior Vice President, Corporate Development & Investor Relations
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Senior Director, Communications, Marketing & Sustainability
media@weatherford.com

Forward-Looking Statements
This news release contains projections and forward-looking statements concerning, among other things, the Company’s adjusted EBITDA*, adjusted EBITDA margin*, adjusted free cash flow*, shareholder return program, forecasts or expectations regarding business outlook, prospects for its operations, capital expenditures, expectations regarding future financial results, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only estimates and may differ materially from actual future events or results, based on factors including but not limited to: global political, economic and market conditions, political disturbances, war or other global conflicts, terrorist attacks, public health issues such as pandemics, changes in global trade policies, tariffs and sanctions, weak local economic conditions and international currency fluctuations; general global economic repercussions related to U.S. and global inflationary pressures and potential recessionary concerns; various effects from the Russia Ukraine conflict, conflicts in the Middle East or instability in Latin America, including, but not limited to, nationalization of assets, extended business interruptions, sanctions, treaties and regulations (including changes in the regulatory environment) imposed by various countries, associated operational and logistical challenges, and impacts to the overall global energy supply; cybersecurity issues; our ability to comply with, and respond to, climate change, environmental, social and governance and other sustainability initiatives and future legislative and regulatory measures both globally and in specific geographic regions; the price and price volatility of, and demand for, oil and natural gas; the macroeconomic outlook for the oil and gas industry; our ability to generate cash flow from operations to fund our operations; our ability to effectively and timely adapt our technology portfolio, products and services to remain competitive, and to address and participate in changes to the market demands, including for the transition to alternate sources of energy such as geothermal, carbon capture and responsible abandonment, including our digitalization efforts and our incorporation of artificial intelligence tools, increases in the prices and lead times, and the lack of availability of our procured products and services, including due to macroeconomic and geopolitical conditions such as tariffs and changes in trade policies, our ability to timely collect from customers; our ability to manage our workforce and systems, including the impact of our enterprise resource planning system implementation and business enhancements; our ability to effectively execute our capital allocation framework; our ability to return capital to shareholders, including those related to the timing and amounts (including any plans or commitments in respect thereof) of any dividends and share repurchases; and the realization of additional cost savings and operational efficiencies.
These risks and uncertainties are more fully described in Weatherford’s reports and registration statements filed with the Securities and Exchange Commission, including the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, you should not place undue reliance on any of the Company’s forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.
*Non-GAAP - refer to the section titled Non-GAAP Financial Measures Defined and GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
Selected Statements of Operations (Unaudited)

	Three Months Ended			Year Ended
($ in Millions, Except Per Share Amounts)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenues:
DRE Revenues	$340	$346	$398	$1,371	$1,682
WCC Revenues	510	468	505	1,875	1,976
PRI Revenues	353	326	364	1,340	1,452
All Other	86	92	74	332	403
Total Revenues	1,289	1,232	1,341	4,918	5,513

Operating Income:
DRE Segment Adjusted EBITDA[1]	$83	$83	$96	$309	$467
WCC Segment Adjusted EBITDA[1]	144	125	148	515	564
PRI Segment Adjusted EBITDA[1]	73	59	78	257	319
All Other[2]	5	14	11	42	84
Corporate[2]	(14)	(12)	(7)	(56)	(52)
Depreciation and Amortization	(74)	(67)	(83)	(267)	(343)
Share-based Compensation	(12)	(10)	(10)	(38)	(45)
Gain on Sale of Business	—	—	—	70	—
Restructuring Charges	(7)	(11)	(34)	(58)	(42)
Other (Charges) Credits, Net	1	(3)	(1)	(18)	(14)
Operating Income	199	178	198	756	938

Other Expense:
Interest Expense, Net of Interest Income of $10, $11, $12, $46 and $56	(21)	(23)	(25)	(91)	(102)
Loss on Extinguishment of Debt and Bond Redemption Premium	(38)	—	—	(39)	(9)
Loss on Blue Chip Swap Securities	(1)	—	—	(2)	(10)
Other Expense, Net	(11)	(16)	(4)	(70)	(78)
Income Before Income Taxes	128	139	169	554	739
Income Tax (Provision) Benefit	11	(52)	(45)	(97)	(189)
Net Income	139	87	124	457	550
Net Income Attributable to Noncontrolling Interests	1	6	12	26	44
Net Income Attributable to Weatherford	$138	$81	$112	$431	$506

Basic Income Per Share	$1.92	$1.13	$1.54	$5.96	$6.93
Basic Weighted Average Shares Outstanding	71.8	71.9	72.6	72.2	73.0

Diluted Income Per Share	$1.91	$1.12	$1.50	$5.93	$6.75
Diluted Weighted Average Shares Outstanding	72.5	72.2	74.5	72.6	74.9

[1]Segment adjusted EBITDA is our primary measure of segment profitability under U.S. GAAP ASC 280 “Segment Reporting” and represents segment earnings before interest, taxes, depreciation, amortization, share-based compensation, restructuring charges and other adjustments. Research and development expenses are included in segment adjusted EBITDA.
[2]All Other includes results from non-core business activities (including integrated services and projects), and Corporate includes overhead support and centrally managed or shared facilities costs. All Other and Corporate do not individually meet the criteria for segment reporting.

Weatherford International plc
Selected Balance Sheet Data (Unaudited)

($ in Millions)	December 31, 2025	December 31, 2024
Assets:
Cash and Cash Equivalents	$987	$916
Restricted Cash	55	59
Accounts Receivable, Net	1,234	1,261
Inventories, Net	836	880
Property, Plant and Equipment, Net	1,124	1,061
Intangibles, Net	285	325

Liabilities:
Accounts Payable	650	792
Accrued Salaries and Benefits	285	302
Current Portion of Long-term Debt	30	17
Long-term Debt	1,455	1,617

Shareholders’ Equity:
Total Shareholders’ Equity	1,696	1,283

Weatherford International plc
Selected Cash Flows Information (Unaudited)

	Three Months Ended			Year Ended
($ in Millions)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Cash Flows From Operating Activities:
Net Income	$139	$87	$124	$457	$550
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation and Amortization	74	67	83	267	343
Foreign Exchange Losses (Gain)	5	10	(2)	45	56
Loss on Blue Chip Swap Securities	1	—	—	2	10
Gain on Disposition of Assets	(3)	(2)	(2)	(9)	(35)
Gain on Sale of Business	—	—	—	(70)	—
Deferred Income Tax Provision (Benefit)	(27)	11	—	(14)	8
Share-Based Compensation	12	10	10	38	45
Changes in Accounts Receivable, Inventory, Accounts Payable and Accrued Salaries and Benefits	57	(74)	24	(56)	(120)
Other Changes, Net	10	29	12	16	(65)
Net Cash Provided By Operating Activities	268	138	249	676	792

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(51)	(44)	(100)	(226)	(299)
Proceeds from Disposition of Assets	5	5	13	16	31
Proceeds from Sale of Businesses	—	—	—	97	—
Purchases of Blue Chip Swap Securities	(14)	(20)	—	(117)	(50)
Proceeds from Sales of Blue Chip Swap Securities	13	20	—	115	40
Business Acquisitions, Net of Cash Acquired	—	—	—	—	(51)
Proceeds from Sale of Investments	—	—	—	—	41
Other Investing Activities	(16)	(7)	1	(30)	(5)
Net Cash Used In Investing Activities	(63)	(46)	(86)	(145)	(293)

Cash Flows From Financing Activities:
Borrowings of Long-term Debt	1,200	—	—	1,200	—
Debt Issuance Costs	(18)	—	—	(18)	—
Repayments of Long-term Debt	(1,308)	(7)	(23)	(1,388)	(287)
Distributions to Noncontrolling Interests	(13)	(8)	(20)	(29)	(39)
Tax Remittance on Equity Awards	(1)	—	(22)	(21)	(31)
Share Repurchases	(7)	(7)	(49)	(101)	(99)
Dividends Paid	(18)	(18)	(18)	(72)	(36)
Other Financing Activities	(32)	(7)	(1)	(45)	(19)
Net Cash Used In Financing Activities	$(197)	$(47)	$(133)	$(474)	$(511)

Weatherford International plc
Non-GAAP Financial Measures Defined (Unaudited)

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for results reported in accordance with GAAP but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Adjusted EBITDA* - Adjusted EBITDA* is a non-GAAP measure and represents consolidated income before interest expense, net, income taxes, depreciation and amortization expense, and excludes, among other items, restructuring charges, share-based compensation expense, as well as other charges and credits. Management believes adjusted EBITDA* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA* should be considered in addition to, but not as a substitute for consolidated net income and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted EBITDA margin* - Adjusted EBITDA margin* is a non-GAAP measure which is calculated by dividing consolidated adjusted EBITDA* by consolidated revenues. Management believes adjusted EBITDA margin* is useful to assess and understand normalized operating performance and trends. Adjusted EBITDA margin* should be considered in addition to, but not as a substitute for consolidated net income margin and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Adjusted Free Cash Flow* - Adjusted Free Cash Flow* is a non-GAAP measure and represents cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. Management believes adjusted free cash flow* is useful to understand our performance at generating cash and demonstrates our discipline around the use of cash. Adjusted free cash flow* should be considered in addition to, but not as a substitute for cash flows provided by operating activities and should be viewed in addition to the Company's reported results prepared in accordance with GAAP.

Net Debt* - Net Debt* is a non-GAAP measure that is calculated taking short and long-term debt less cash and cash equivalents and restricted cash. Management believes the net debt* is useful to assess the level of debt in excess of cash and cash and equivalents as we monitor our ability to repay and service our debt. Net debt* should be considered in addition to, but not as a substitute for overall debt and total cash and should be viewed in addition to the Company’s results prepared in accordance with GAAP.

Net Leverage* - Net Leverage* is a non-GAAP measure which is calculated by taking net debt* divided by adjusted EBITDA* for the trailing 12 months. Management believes the net leverage* is useful to understand our ability to repay and service our debt. Net leverage* should be considered in addition to, but not as a substitute for the individual components of above defined net debt* divided by consolidated net income attributable to Weatherford and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

*Non-GAAP - as defined above and reconciled to the GAAP measures in the section titled GAAP to Non-GAAP Financial Measures Reconciled

Weatherford International plc
GAAP to Non-GAAP Financial Measures Reconciled (Unaudited)

	Three Months Ended			Year Ended
($ in Millions, Except Margin in Percentages)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenues	$1,289	$1,232	$1,341	$4,918	$5,513
Net Income Attributable to Weatherford	$138	$81	$112	$431	$506
Net Income Margin	10.7%	6.6%	8.4%	8.8%	9.2%
Adjusted EBITDA*	$291	$269	$326	$1,067	$1,382
Adjusted EBITDA Margin*	22.6%	21.8%	24.3%	21.7%	25.1%

Net Income Attributable to Weatherford	$138	$81	$112	$431	$506
Net Income Attributable to Noncontrolling Interests	1	6	12	26	44
Income Tax Provision (Benefit)	(11)	52	45	97	189
Interest Expense, Net of Interest Income of $10, $11, $12, $46 and $56	21	23	25	91	102
Loss on Extinguishment of Debt and Bond Redemption Premium	38	—	—	39	9
Loss on Blue Chip Swap Securities	1	—	—	2	10
Other Expense, Net	11	16	4	70	78
Operating Income	199	178	198	756	938
Depreciation and Amortization	74	67	83	267	343
Other Charges (Credits), Net[1]	(1)	3	1	18	14
Gain on Sale of Business	—	—	—	(70)	—
Restructuring Charges	7	11	34	58	42
Share-Based Compensation	12	10	10	38	45
Adjusted EBITDA*	$291	$269	$326	$1,067	$1,382

Net Cash Provided By Operating Activities	$268	$138	$249	$676	$792
Capital Expenditures for Property, Plant and Equipment	(51)	(44)	(100)	(226)	(299)
Proceeds from Disposition of Assets	5	5	13	16	31
Adjusted Free Cash Flow*	$222	$99	$162	$466	$524
[1]Other Charges (Credits), Net in the twelve months ended December 31, 2025 and 2024 primarily includes fees to third-party financial institutions related to collections of certain receivables from our largest customer in Mexico and other miscellaneous items.

*Non-GAAP - as reconciled to the GAAP measures above and defined in the section titled Non-GAAP Financial Measures Defined

Weatherford International plc
GAAP to Non-GAAP Financial Measures Reconciled Continued (Unaudited)

($ in Millions)	December 31, 2025		September 30, 2025		December 31, 2024
Current Portion of Long-term Debt	$30		$126		$17
Long-term Debt	1,455		1,462		1,617
Total Debt	$1,485		$1,588		$1,634

Cash and Cash Equivalents	$987		$967		$916
Restricted Cash	55		64		59
Total Cash	$1,042		$1,031		$975

Components of Net Debt
Current Portion of Long-term Debt	$30		$126		$17
Long-term Debt	1,455		1,462		1,617
Less: Cash and Cash Equivalents	987		967		916
Less: Restricted Cash	55		64		59
Net Debt*	$443		$557		$659

Net Income for trailing 12 months	$431		$405		$506
Adjusted EBITDA* for trailing 12 months	$1,067		$1,102		$1,382

Net Leverage* (Net Debt*/Adjusted EBITDA*)	0.42	x	0.51	x	0.48	x

*Non-GAAP - as reconciled to the GAAP measures above and defined in the section titled Non-GAAP Financial Measures Defined